Investing in America's largest and fastest growing industry.[1]

GRIFFIN-AMERICAN HEALTHCARE REIT III

THE HEALTHCARE REAL ESTATE EXPERTS™

Year End 2014 Investor Update

2014 Highlights and Accomplishments

- On February 26, 2014, Griffin-American Healthcare REIT III's $1.9 billion initial public offering was declared effective by the U.S. Securities and Exchange Commission. In approximately one year's time, the company raised more than $1.84 billion from thousands of individual investors and terminated the primary portion of its initial public offering on March 12, 2015.
- The company's board of directors authorized a daily distribution to stockholders of record equal to an annualized rate of 6 percent, assuming a stock purchase price of $10 per share, on April 10, 2014. The board has consistently maintained the distribution rate on a quarterly basis through June 30, 2015.
- On August 18, 2014, the company secured a $60 million revolving line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers. The credit line may be increased up to $350 million upon meeting certain conditions.
- The company acquired its first property on June 6, 2014, and as of March 16, 2015, has acquired a diversified portfolio of medical office buildings, hospitals and senior housing facilities totaling 40 buildings and one collateralized debt instrument valued in excess of $611 million, based on aggregate purchase price.



Southlake Hospital
Southlake, TX

LETTER FROM THE CHAIRMAN

MARCH 24, 2015



Dear Fellow Stockholder:

Griffin-American Healthcare REIT III recently filed its inaugural Annual Report on Form 10-K with the U.S. Securities and Exchange Commission, and I couldn't be more pleased to provide you with our initial investor update, highlighting the accomplishments of our first year of operations.

It was a landmark year for Griffin-American Healthcare REIT III, during which we launched one of the most successful equity offerings in the history of the non-traded real estate investment trust industry and began the construction of what we believe will be a multi-billion dollar portfolio of diversified healthcare real estate.

On February 26, 2014, the U.S. Securities and Exchange Commission declared our initial public offering effective, and by the end of the year we had raised more than $900 million from thousands of individual investors. By the first week of the following February, we had raised more than $1.84 billion, and elected to terminate the primary portion of our successful initial public offering on March 12, 2015. We are humbled by the incredible support of our investors and their financial advisers, who made ours one of the most successful initial public offerings ever among our peer group.

We began building our portfolio of healthcare real estate on June 6, 2014 with the acquisition of a medical office building near Atlanta. This initial acquisition has been followed with the purchase of 39 additional medical office buildings, hospitals, senior housing facilities and a collateralized debt instrument, resulting in a total portfolio valued at more than $611 million.[2] Based on the experience of our acquisitions team, we have also executed letters of intent and/or purchase and sale agreements to acquire in excess of $500 million in additional properties, all of which we expect to complete in the coming months.

I'm proud to report that our portfolio is performing well, and we continue to source properties on behalf of our stockholders. As of the end of 2014, our portfolio achieved an aggregate average occupancy of 95.9 percent and weighted average remaining lease term of 10.6 years. Our portfolio leverage[3] was just 2 percent, leaving our company almost completely unfettered by debt and free to continue our strategic expansion.

I, along with our president, chief operating officer and director, Danny Prosky, as well as our executive vice president and general counsel Mathieu Streiff, were the first investors in Griffin-American Healthcare REIT III and are each among the largest individual stockholders in the company. We look forward to sharing an eventful and successful journey with you through the remaining life of the company and will report back to you on a regular basis regarding our progress as we pursue our strategic plan on your behalf.

Until next quarter,



Jeff Hanson
Chairman and Chief Executive Officer
Griffin-American Healthcare REIT III

1) U.S. Department of Labor, Bureau of Labor Statistics, "Current Employment Statistics - CES Table B-1b: Employees on nonfarm payrolls by industry sector and selected industry detail, not seasonally adjusted;" and U.S. Department of Labor, Bureau of Labor Statistics, "Employment Projections Table 2.3: Industries with the Fastest Growing and Most Rapidly Declining Wage and Salary Employment," http://www.bls.gov, 9 January 2015.
2) Based on aggregate purchase price of real estate and real estate-related investments acquired as of March 16, 2015.
3) Total debt divided by total assets as of December 31, 2014.

PORTFOLIO AT-A-GLANCE

As of March 16, 2015, except where noted.



Customer Service Center

East Texas Medical Office Building Portfolio
Longview, TX



DIAGNOSTIC IMAGING CENTERS
LEGACY RIDGE

Lee's Summit Medical Office Building
Lee's Summit, MO



Carolina Commons MEDICAL CENTER

Carolina Commons Medical Office Building
Fort Smith, SC

PORTFOLIO SUMMARY

Purchase Price:	$611 million
Buildings:	40
Total Square Feet:	1.81 million
Percentage Leased:	95.9%*
Weighted Average Remaining Lease Term:	10.6 years*
Leverage Ratio (Total Debt Divided by Total Assets):	2.0%*
Portfolio Cap Rate:	7.3%

* As of December 31, 2014

ACQUISITIONS BY QUARTER



$5.6 MILLION
$35.4 MILLION
$296.9 MILLION
$273.1 MILLION
Q2 2014
Q3 2014
Q4 2014
Q1 2015
(thru 3/16/15)

PORTFOLIO ASSET MIX**

(based on purchase price)



Hospitals 26.1%
Senior Housing 10.9%
Medical Office Buildings 63.0%

REGIONAL CONCENTRATION**

(based on purchase price)



East 37.1%
Midwest 6.8%
West 4.9%
South 51.2%

** Real estate investments only; real estate-related investments (debt) not included.

PROPERTY MAP


LEGEND
Medical Office Buildings
Hospitals
Senior Housing

COMPLETE LIST OF PROPERTY ACQUISITIONS

Acquisition	Property Type	Acquisition Date	Location	Sq Ft	Leased	Purchase Price
DeKalb Professional Center	MOB	Jun 2014	Lithonia, GA	19,000	81%	$2,830,000
Country Club Medical Office Building	MOB	Jun 2014	Stockbridge, GA	17,000	84%	$2,775,000
Acworth Medical Complex	MOB	Jul 2014	Acworth, GA	39,000	83%	$6,525,000
Wichita Medical Office Building	MOB	Sep 2014	Wichita, KS	39,000	100%	$8,800,000
Delta Valley Assisted Living Portfolio	Senior Housing	Sep 2014 & Jan 2015	AR, MS	127,000	100%	$21,450,000
Lee’s Summit Medical Office Building	MOB	Sep 2014	Lee's Summit, MO	39,000	89%	$6,750,000
Carolina Commons Medical Office Building	MOB	Oct 2014	Fort Smith, SC	58,000	87%	$12,000,000
Mt. Olympia Medical Office Building Portfolio	MOB	Dec 2014	FL, IL, OH	53,000	97%	$16,150,000
Southlake Hospital	Hospital	Dec 2014	Southlake, TX	142,000	100%	$128,000,000
East Texas Medical Office Building Portfolio	MOB	Dec 2014	TX, FL, IL, OH	393,000	98%	$68,500,000
Premier Medical Office Building	MOB	Dec 2014	Novi, MI	45,000	92%	$12,025,000
Independence Medical Office Building Portfolio	MOB	Jan 2015	KY, MA, NJ, NY	461,000	85%	$135,000,000
King of Prussia Medical Office Building	MOB	Jan 2015	King of Prussia, PA	73,000	88%	$18,500,000
North Carolina Assisted Living Portfolio	Senior Housing	Jan 2015	NC	77,000	100%	$38,856,000
Orange Star Medical Portfolio	MOB/Hospital	Feb 2015	CO, TX	183,000	97%	$57,650,000
Kingwood Medical Office Building Portfolio	MOB	Mar 2015	Kingwood, TX	43,000	100%	$14,949,000

GRIFFIN-AMERICAN HEALTHCARE REIT III

THE HEALTHCARE REAL ESTATE EXPERTS™

www.HealthcareREIT3.com


44000
PREMIER MEDICAL
Premier Medical Office Building
Novi, MI

RISK FACTORS

An investment in Griffin-American Healthcare REIT III involves a high degree of risk. Investors should purchase shares of common stock only if they can afford a complete loss of their investment. They should also carefully consider the information set forth in the "Risk Factors" section of our annual and quarterly reports filed with the U.S. Securities and Exchange Commission for a discussion of material risk factors relevant to an investment in our common stock, including but not limited to, the following:

- There is no public market for the shares of our common stock. Shares of our common stock cannot be readily sold and there are significant restrictions on the ownership, transferability and repurchase of shares of our common stock. If our stockholders are able to sell their shares of our common stock, they likely would have to sell them at a substantial discount.
- We have limited history and limited financing sources. Therefore, investors may not be able to adequately evaluate our ability to achieve our investment objectives.
- We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of our stockholders' investment if the income from, or the value of, the property securing our debt falls.
- Our advisor and its affiliates may receive substantial fees, and we may pay substantial expenses to our advisor and its affiliates.
- Many of our officers also are officers and/or employees of our advisor, one of our co-sponsors and other affiliated entities. As a result, our officers will face conflicts of interest, including significant conflicts in allocating time and investment opportunities among us and similar programs sponsored by one of our co-sponsors.
- There is no guarantee of the payment of any distributions. Due to the risks involved in the ownership of real estate, there is no guarantee of any return on our stockholders' investment in us and they may lose money.
- A liquidity event is not guaranteed. If we do not effect a liquidity event, our stockholders may have to hold their investment in shares of our common stock for an indefinite period of time.
- We are not obligated, through our charter or otherwise, to effectuate a liquidity event, and we may not effect a liquidity event within our targeted time frame of five years after the completion of our offering stage, or at all.
- We have paid distributions from sources other than our cash flows from operations. As of December 31, 2014, cumulative distributions have been paid entirely with offering proceeds. As of December 31, 2014, distributions exceeded earnings. Until we generate operating cash flows sufficient to pay distributions to our stockholders, we may pay distributions up to 100 percent from borrowings in anticipation of future cash flows or from other sources. We may also be required to sell assets or issue new securities for cash in order to pay distributions. Any such actions could reduce the amount of capital we ultimately invest in assets and negatively impact the amount of income available for future distributions.
- We rely on our advisor and its affiliates for our day-to-day operations and the selection of our investments. We will pay substantial fees to our advisor and its affiliates for these services, and the agreements governing these fees were not negotiated at arm's-length. In addition, fees payable to our dealer manager and our advisor entities in our organizational stage are based upon the gross offering proceeds and not on our properties' performance. Such agreements may require us to pay more than we would if we were using unaffiliated third parties and may not solely reflect the interests as a stockholder of our company.
- If we do not qualify and maintain our qualification as a REIT for any taxable year, we would be subject to federal income tax at regular corporate rates, which would adversely affect our operations and our ability to pay distributions to our stockholders.


Southlake Hospital
Southlake, TX